EXHIBIT 99.1

Greif, Inc. Reports Strong Third Quarter 2006 Results

•	Record net sales were $690.5 million in the third quarter of 2006 - an increase of 13 percent, or 12 percent excluding the impact of foreign currency translation - from $609.0 million in the third quarter of 2005.

•	Operating profit before special items, as defined below, rose 70 percent to $75.2 million in the third quarter of 2006 compared to $44.1 million in the third quarter of 2005. Operating profit based on accounting principles generally accepted in the United States (GAAP) was $68.5 million in the third quarter of 2006 compared to $82.5 million in the third quarter of 2005. The 2005 third quarter results included $43.7 million of gains on sale of timberland.

•	Diluted earnings per Class A share increased 56 percent in the third quarter of 2006 to $1.45 before special items compared to $0.93 before special items in the third quarter of 2005. GAAP diluted earnings per Class A share were $1.30 in the third quarter of 2006 and $1.71 in the third quarter of 2005.

DELAWARE, Ohio (August 30, 2006) – Greif, Inc. (NYSE: GEF, GEF.B), a global leader in industrial packaging with niche businesses in containerboard, corrugated packaging and timber, today announced results for its third quarter of 2006, which ended on July 31, 2006.

Michael J. Gasser, chairman and chief executive officer, commented, “We are very pleased with our third quarter results. The improvement in operating profit before special items was driven by strong top-line growth, which benefited from generally higher volumes and improved pricing of our products, coupled with margin expansion on both a sequential quarter and year-over-year comparison.”

Mr. Gasser continued, “During fiscal 2006, we have focused on implementing our strategic plan for increased growth and profitability that was developed during fiscal 2005 and remain committed to achieving superior financial metrics. As we optimize and embed the Greif Business System across our global footprint, we continue to manage our businesses in a disciplined manner. This includes exploration of opportunities to further enhance our portfolio and the consolidation or redeployment of underperforming or non-strategic assets.”

Special Items and GAAP to Non-GAAP Reconciliation

Special items are as follows: (i) for the third quarter of 2006, restructuring charges of $7.1 million ($4.6 million net of tax) and timberland gains of $0.4 million ($0.1 million net of tax); and (ii) for the third quarter of 2005, restructuring charges of $5.3 million ($4.0 million net of tax) and timberland gains of $43.7 million ($27.3 million net of tax). A reconciliation of the differences between all non-GAAP financial measures used in this release with the most directly comparable GAAP financial measures is included in the financial schedules that are a part of this release.

Consolidated Results

Net Sales

Net sales were $690.5 million in the third quarter of 2006 compared to $609.0 million in the third quarter of 2005. The $81.4 million increase was primarily due to positive contributions from Industrial Packaging & Services ($59.3 million) and Paper, Packaging & Services ($20.4 million). Net sales changes for each of the Company’s business segments are discussed in more detail below. Net sales increased 12 percent, after excluding the impact of foreign currency translation, for the third quarter of 2006 from the same quarter last year. This increase is primarily due to generally higher sales volumes and improved pricing in all three business segments.

Gross Profit

Gross profit increased 46 percent to $136.7 million in the third quarter of 2006 compared to $93.5 million in the third quarter of 2005. The gross profit margin improved 4.5 percentage points to 19.8 percent of net sales in the third quarter of 2006 from 15.3 percent of net sales for the same period last year. The gross profit margin benefited from the improvement in net sales and positive contributions due to the Greif Business System. These benefits were partially offset by higher energy and transportation costs compared to the third quarter of 2005.

Selling, General & Administrative (SG&A) Expenses

SG&A expenses were $70.3 million, or 10.2 percent of net sales, in the third quarter of 2006 compared to $52.2 million, or 8.6 percent of net sales, in the third quarter of 2005. The increase was primarily due to higher accruals for performance-based incentive plans resulting from improvements in the Company’s current and planned results. On a full-year basis, management expects SG&A expenses to be at or below the 10 percent of net sales target for fiscal 2006.

Operating Profit

Operating profit before special items was $75.2 million in the third quarter of 2006 compared to $44.1 million in the third quarter of 2005. The $31.1 million increase was due to positive contributions from Industrial Packaging & Services ($21.0 million), Paper, Packaging & Services ($7.9 million) and Timber ($2.2 million). Included in these amounts are $8.8 million of gains on disposal of assets, which were primarily the sale of corporate surplus property and disposal of a warehouse in Europe. There were $7.1 million and $5.3 million of restructuring charges and $0.4 million and $43.7 million of timberland gains during the third quarter of 2006 and 2005, respectively. GAAP operating profit was $68.5 million in the third quarter of 2006 compared to $82.5 million in the third quarter of 2005.

Net Income and Diluted Earnings Per Share

Net income before special items was $42.8 million for the third quarter of 2006 compared to $27.4 million in the third quarter of 2005. Diluted earnings per share before special items were $1.45 per Class A share compared to $0.93 per Class A share and $2.23 per Class B share compared to $1.42 per Class B share for the third quarter of 2006 and 2005, respectively.

The Company had GAAP net income of $38.3 million, or $1.30 per diluted Class A share and $1.99 per diluted Class B share, in the third quarter of 2006 compared to GAAP net income of $50.7 million, or $1.71 per diluted Class A share and $2.63 per diluted Class B share, in the third quarter of 2005. The GAAP results for the third quarter of 2005 included a significant gain on the sale of timberland.

Business Group Results

Industrial Packaging & Services

The Industrial Packaging & Services segment offers a comprehensive line of industrial packaging products, such as steel, fibre and plastic drums, intermediate bulk containers, closure systems for industrial packaging products and polycarbonate water bottles throughout the world. The key factors influencing profitability in the Industrial Packaging & Services segment are:

•	Selling prices and sales volumes;

•	Raw material costs, primarily steel, resin and containerboard;

•	Energy and transportation costs;

•	Benefits from the Greif Business System;

•	Restructuring charges; and

•	Impact of foreign currency translation.

In this segment, net sales were $515.9 million in the third quarter of 2006 compared to $456.6 million in the third quarter of 2005. Net sales rose 11 percent, excluding the impact of foreign currency translation, for the third quarter of 2006 from the same quarter last year. The improvement in net sales was primarily due to strong organic growth. The segment also benefited from two fourth quarter 2005 tuck-in acquisitions and continued growth in sales volumes in emerging markets such as China and Russia.

The Industrial Packaging & Services segment’s gross profit margin improved to 20.5 percent in the third quarter of 2006 from 16.0 percent in the third quarter of 2005. This improvement over last year was due to higher sales volumes, improved absorption of fixed costs and the Greif Business System.

Operating profit before restructuring charges rose to $57.1 million in the third quarter of 2006 from $36.1 million in the third quarter of 2005 primarily due to the improvement in net sales and gross profit margin. Restructuring charges were $7.0 million in the third quarter of 2006 compared with $4.8 million a year ago. GAAP operating profit was $50.1 million in the third quarter of 2006 compared to $31.3 million in the third quarter of 2005.

Paper, Packaging & Services

The Paper, Packaging & Services segment sells containerboard, corrugated sheets and other corrugated products and multiwall bags in North America. The key factors influencing profitability in the Paper, Packaging & Services segment are:

•	Selling prices and sales volumes;

•	Raw material costs, primarily old corrugated containers (OCC);

•	Energy and transportation costs;

•	Benefits from the Greif Business System; and

•	Restructuring charges.

In this segment, net sales were $171.9 million in the third quarter of 2006 compared to $151.6 million in the third quarter of 2005. The increase in net sales was primarily due to higher containerboard selling prices, which included the recently implemented $50 per ton increase, and increased corrugated sheet volumes.

The Paper, Packaging & Services segment’s gross profit margin improved to 17.3 percent in the third quarter of 2006 from 14.0 percent in the third quarter of 2005. This improvement over last year was primarily due to containerboard pricing levels, partially offset by higher energy and transportation costs ($2.0 million).

Operating profit before restructuring charges was $15.8 million in the third quarter of 2006 compared to $7.9 million in the third quarter of 2005 primarily due to the improvement in net sales and gross profit margin. Restructuring charges were $0.1 million in the third quarter of 2006 compared to $0.5 million in the third quarter of 2005. GAAP operating profit was $15.7 million in the third quarter of 2006 compared to $7.4 million in the third quarter of 2005.

Timber

The Timber segment consists of approximately 265,000 acres of timber properties in southeastern United States, which are actively harvested and regenerated, and approximately 37,000 acres in Canada. The key factors influencing profitability in the Timber segment are:

•	Planned level of timber sales;

•	Gains on sale of timberland; and

•	Sale of special use properties (surplus, higher and better use, and development properties).

Net sales were $2.7 million in the third quarter of 2006 compared to $0.9 million in the third quarter of 2005. Operating profit before special items was $2.3 million (including $1.9 million of profits on special use property sales) in the third quarter of 2006 compared to $0.1 million in the third quarter of 2005. Special items included timberland gains of $0.4 million in the third quarter of 2006 and $43.7 million in the third quarter of 2005. Timberland gains from the sale of 35,000 acres of timberland holdings in Florida, Georgia and Alabama were $42.1 million in the third quarter of 2005. GAAP operating profit was $2.7 million in the third quarter of 2006 compared to $43.8 million in the third quarter of 2005.

Greif Business System Update

The Greif Business System generates productivity improvements and achieves permanent cost reductions. The opportunities continue to include, but are not limited to, improved labor productivity, material yield and other manufacturing efficiencies, coupled with further footprint rationalization. Annualized benefits of approximately $125 million were achieved through the end of fiscal 2005. The Company is implementing a strategic sourcing initiative as part of the Greif Business System to more effectively leverage its global spend and lay the foundation for a world-class sourcing and supply chain capability. The Company expects incremental benefits of approximately $50 million, primarily from the strategic sourcing initiative, during fiscal 2006. Incremental benefits from the Greif Business System totaled approximately $35 million for the nine months ended July 31, 2006.

Restructuring Charges

The Company had $7.1 million of restructuring charges during the third quarter of 2006. These charges were primarily the result of severance costs related to industrial packaging facilities in the United Kingdom and France. There were also costs related to the consolidation of Paper, Packaging & Services operations and severance costs were incurred due to the elimination of certain operating and administrative positions. For the third quarter of 2005, restructuring charges were $5.3 million.

Financing Arrangements

Net debt outstanding was $274.3 million at July 31, 2006 versus $359.9 million on the same date last year and $325.2 million at Oct. 31, 2005. Net debt is long-term debt plus short-term borrowings less cash and cash equivalents. GAAP long-term debt was $420.0 million at July 31, 2006 compared to $404.7 million at July 31, 2005 and $430.4 million at Oct. 31, 2005.

Interest expense, net was $8.1 million and $9.4 million in the third quarter of 2006 and 2005, respectively. The decrease was due to lower net debt outstanding, partially offset by higher interest rates, during the third quarter of 2006 compared to the third quarter of 2005.

Capital Expenditures

Capital expenditures were $9.6 million, excluding timberland purchases of $16.1 million compared with capital expenditures of $24.4 million, excluding timberland purchases of $8.6 million, for the third quarter of 2006 and 2005, respectively.

For fiscal 2006, capital expenditures are expected to be approximately $75 million, excluding timberland purchases, which would be below the Company’s anticipated depreciation expense of approximately $90 million.

Cash Dividends

The Company paid $10.4 million of cash dividends to its Class A and Class B stockholders in the third quarter of 2006 compared to $6.9 million for the third quarter of 2005. This represents an increase of approximately 50 percent per share for both classes of the Company’s common stock compared to the third quarter of 2005.

On August 29, 2006, the Board of Directors declared quarterly cash dividends of $0.36 per share of Class A Common Stock and $0.54 per share of Class B Common Stock. These dividends are payable on October 1, 2006 to shareholders of record at close of business on September 20, 2006.

Company Outlook

The Company achieved strong financial results in the third quarter of 2006 due to double-digit sales growth and ongoing initiatives to further embed the Greif Business System throughout the Company, including contributions from strategic sourcing, coupled with improving industry fundamentals. The fourth quarter is expected to benefit from the continuation of these factors. During the third quarter, the Company also benefited from the disposal of certain assets.

The Company’s fiscal 2006 guidance, which excludes special items, is being raised $0.40 for its Class A common stock to a range of $4.25 to $4.35 per share. This range is approximately 30 percent to 33 percent above fiscal 2005 on a similar basis.

Conference Call

The Company will host a conference call to discuss its third quarter of 2006 results on August 31, 2006, at 10 a.m. ET. To participate, domestic callers should call 800-218-0204 and ask for the Greif conference call. The number for international callers is +1 303 262 2137. Phone lines will open at 9:50 a.m. ET.

The conference call will also be available through a live webcast, including slides, which can be accessed at www.greif.com. A replay of the conference call will be available on the Company’s website approximately one hour following the call.

About Greif

Greif is a world leader in industrial packaging products and services. The Company provides extensive expertise in steel, plastic, fibre, corrugated and multiwall containers for a wide range of industries. Greif also produces containerboard and manages timber properties in the United States. Greif is strategically positioned in more than 40 countries to serve multinational as well as regional customers. Additional information is on the Company’s website at www.greif.com.

Forward-Looking Statements

All statements other than statements of historical facts included in this news release, including, without limitation, statements regarding the Company’s future financial position, business strategy, budgets, projected costs, goals and plans and objectives of management for future operations, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “project,” “believe,” “continue” or “target” or the negative thereof or variations thereon or similar terminology. All forward-looking statements made in this news release are based on information currently available to management. Although the Company believes that the expectations reflected in forward-looking statements have a reasonable basis, the Company can give no assurance that these expectations will prove to be correct. Forward-looking statements are subject to risks and uncertainties that could cause actual events or results to differ materially from those expressed in or implied by the statements. Such risks and uncertainties that might cause a difference include, but are not limited to: general economic and business conditions, including a prolonged or substantial economic downturn; changing trends and demands in the industries in which the Company competes, including industry over-capacity; industry competition; the continuing consolidation of the Company’s customer base for its industrial packaging, containerboard and corrugated products; political instability in those foreign countries where the Company manufactures and sells its products; foreign currency fluctuations and devaluations; availability and costs of raw materials for the manufacture of the Company’s products, particularly steel, resin and old corrugated containers; price fluctuations in energy costs; costs associated with litigation or claims against the Company pertaining to environmental, safety and health, product liability and other matters; work stoppages and other labor relations matters; property loss resulting from wars, acts of terrorism or natural disasters; the Company’s ability to integrate its newly acquired operations effectively with its existing business; the Company’s ability to achieve improved operating efficiencies and capabilities; the Company’s ability to effectively embed and realize improvements from the Greif Business System; the frequency and volume of sales of the Company’s timber, timberland and special use timberland; and the deviation of actual results from the estimates and/or assumptions used by the Company in the application of its significant accounting policies. These and other risks and uncertainties that could materially affect the Company’s consolidated financial results are further discussed in its filings with the Securities and Exchange Commission, including its Form 10-K for the year ended Oct. 31, 2005. The Company assumes no obligation to update any forward-looking statements.

GREIF, INC. AND SUBSIDIARY COMPANIES

CONSOLIDATED STATEMENTS OF INCOME

UNAUDITED

(Dollars in thousands, except per share amounts)

	Three months ended July 31,		Nine months ended July 31,
	2006	2005	2006	2005
Net sales	$690,475	$609,046	$1,892,898	$1,804,570
Cost of products sold	553,732	515,575	1,557,040	1,524,455

Gross profit	136,743	93,471	335,858	280,115

Selling, general and administrative expenses	70,348	52,224	192,180	168,013
Restructuring charges	7,087	5,296	22,842	23,103
Gain on sale of assets	9,173	46,579	57,170	61,117

Operating profit	68,481	82,530	178,006	150,116

Interest expense, net	8,071	9,361	27,038	29,315
Debt extinguishment charge	—	—	—	2,828
Other income (loss), net	(4,254)	1,887	(4,448)	1,952

Income before income tax expense	56,156	75,056	146,520	119,925

Income tax expense	17,820	24,344	46,139	37,310

Net income	$38,336	$50,712	$100,381	$82,615

Basic earnings per share:
Class A Common Stock	$1.33	$1.76	$3.48	$2.88
Class B Common Stock	$1.99	$2.63	$5.22	$4.31

Diluted earnings per share:
Class A Common Stock	$1.30	$1.71	$3.42	$2.81
Class B Common Stock	$1.99	$2.63	$5.22	$4.31

Earnings per share were calculated using the following number of shares:

Basic earnings per share:
Class A Common Stock	11,558,714	11,544,325	11,547,989	11,347,170
Class B Common Stock	11,521,245	11,558,440	11,530,126	11,586,796

Diluted earnings per share:
Class A Common Stock	11,871,131	11,930,328	11,846,653	11,719,562
Class B Common Stock	11,521,245	11,558,440	11,530,126	11,586,796

GREIF, INC. AND SUBSIDIARY COMPANIES

SEGMENT DATA

UNAUDITED

(Dollars in thousands)

	Three months ended July 31,		Nine months ended July 31,
	2006	2005	2006	2005
Net sales
Industrial Packaging & Services	$515,881	$456,593	$1,404,609	$1,344,039
Paper, Packaging & Services	171,944	151,551	475,466	449,790
Timber	2,650	902	12,823	10,741

Total	$690,475	$609,046	$1,892,898	$1,804,570

Operating profit
Operating profit before restructuring charges and timberland gains:
Industrial Packaging & Services	$57,057	$36,084	$115,502	$83,174
Paper, Packaging & Services	15,827	7,929	34,509	27,892
Timber	2,320	109	9,666	6,984

Operating profit before restructuring charges and timberland gains	75,204	44,122	159,677	118,050

Restructuring charges:
Industrial Packaging & Services	6,999	4,773	19,486	20,380
Paper, Packaging & Services	88	523	3,346	2,664
Timber	—	—	10	59

Restructuring charges	7,087	5,296	22,842	23,103

Timberland gains:
Timber	364	43,704	41,171	55,169

Total	$68,481	$82,530	$178,006	$150,116

Depreciation, depletion and amortization expense
Industrial Packaging & Services	$13,416	$15,485	$43,641	$47,797
Paper, Packaging & Services	6,579	7,900	21,789	24,674
Timber	627	346	3,191	1,434

Total	$20,622	$23,731	$68,621	$73,905

GREIF, INC. AND SUBSIDIARY COMPANIES

GEOGRAPHIC DATA

UNAUDITED

(Dollars in thousands)

	Three months ended July 31,		Nine months ended July 31,
	2006	2005	2006	2005
Net sales
North America	$397,483	$329,126	$1,102,962	$978,817
Europe	198,144	191,202	521,252	558,688
Other	94,848	88,718	268,684	267,065

Total	$690,475	$609,046	$1,892,898	$1,804,570

Operating profit
Operating profit before restructuring charges and timberland gains:
North America	$39,228	$21,229	$79,016	$58,169
Europe	24,797	15,825	51,752	35,748
Other	11,179	7,068	28,909	24,133

Operating profit before restructuring charges and timberland gains	75,204	44,122	159,677	118,050
Restructuring charges	7,087	5,296	22,842	23,103
Timberland gains	364	43,704	41,171	55,169

Total	$68,481	$82,530	$178,006	$150,116

GREIF, INC. AND SUBSIDIARY COMPANIES

CONDENSED CONSOLIDATED BALANCE SHEETS

UNAUDITED

(Dollars in thousands)

	July 31, 2006	October 31, 2005
ASSETS

CURRENT ASSETS
Cash and cash equivalents	$167,651	$122,411
Trade accounts receivable	301,635	258,636
Inventories	180,252	170,533
Other current assets	95,617	74,372

	745,155	625,952

LONG-TERM ASSETS
Goodwill	256,828	263,703
Intangible assets	34,701	25,015
Assets held by special purpose entities	50,891	50,891
Other long-term assets	52,791	55,706

	395,211	395,315

PROPERTIES, PLANTS AND EQUIPMENT	885,707	862,056

	$2,026,073	$1,883,323

LIABILITIES AND SHAREHOLDERS’ EQUITY

CURRENT LIABILITIES
Accounts payable	$271,724	$234,672
Short-term borrowings	21,992	17,173
Other current liabilities	153,859	131,139

	447,575	382,984

LONG-TERM LIABILITIES
Long-term debt	419,984	430,400
Liabilities held by special purpose entities	43,250	43,250
Other long-term liabilities	318,653	294,105

	781,887	767,755

MINORITY INTEREST	4,670	1,696

SHAREHOLDERS’ EQUITY	791,941	730,888

	$2,026,073	$1,883,323

GREIF, INC. AND SUBSIDIARY COMPANIES

GAAP TO NON-GAAP RECONCILIATION

UNAUDITED

(Dollars in thousands, except per share amounts)

	Three months ended July 31, 2006			Three months ended July 31, 2005
	Diluted per share amounts			Diluted per share amounts
		Class A	Class B		Class A	Class B
GAAP – operating profit	$68,481			$82,530
Restructuring charges	7,087			5,296

Timberland gains	(364)			(43,704)

Non-GAAP – operating profit before restructuring charges and timberland gains	$75,204			$44,122

GAAP – net income	$38,336	$1.30	$1.99	$50,712	$1.71	$2.63
Restructuring charges, net of tax	4,612	0.16	0.25	3,966	0.13	0.21
Timberland gains, net of tax	(146)	(0.01)	(0.01)	(27,262)	(0.91)	(1.42)

Non-GAAP – net income before restructuring charges and timberland gains	$42,802	$1.45	$2.23	$27,416	$0.93	$1.42

	Nine months ended July 31, 2006			Nine months ended July 31, 2005
	Diluted per share amounts			Diluted per share amounts
		Class A	Class B		Class A	Class B
GAAP – operating profit	$178,006			$150,116
Restructuring charges	22,842			23,103

Timberland gains	(41,171)			(55,169)

Non-GAAP – operating profit before restructuring charges and timberland gains	$159,677			$118,050

GAAP – net income	$100,381	$3.42	$5.22	$82,615	$2.81	$4.31
Restructuring charges, net of tax	16,148	0.55	0.84	16,823	0.56	0.88
Timberland gains, net of tax	(25,904)	(0.88)	(1.35)	(35,578)	(1.20)	(1.86)
Debt extinguishment charge, net of tax	—	—	—	2,059	0.07	0.11

Non-GAAP – net income before restructuring charges, debt extinguishment charge and timberland gains	$90,625	$3.09	$4.71	$65,919	$2.24	$3.44

NOTE:

During fiscal 2006 and 2005, the Company sold 21,000 acres and 35,000 acres, respectively, of timberland holdings in Florida, Georgia and Alabama. The tax effect of the gain for these transactions is calculated using a 38.1 percent tax rate. The other adjustments to reconcile the GAAP to non-GAAP amounts are tax effected using the consolidated effective rate excluding the impact of these timberland sales.

GREIF, INC. AND SUBSIDIARY COMPANIES

GAAP TO NON-GAAP RECONCILIATION (CONTINUED)

UNAUDITED

(Dollars in thousands)

	Three months ended July 31,		Nine months ended July 31,
	2006	2005	2006	2005
Industrial Packaging & Services
GAAP – operating profit	$50,058	$31,311	$96,016	$62,794
Restructuring charges	6,999	4,773	19,486	20,380

Non-GAAP – operating profit before restructuring charges	$57,057	$36,084	$115,502	$83,174

Paper, Packaging & Services
GAAP – operating profit	$15,739	$7,406	$31,163	$25,228
Restructuring charges	88	523	3,346	2,664

Non-GAAP – operating profit before restructuring charges	$15,827	$7,929	$34,509	$27,892

Timber
GAAP – operating profit	$2,684	$43,813	$50,827	$62,094
Restructuring charges	—	—	10	59
Timberland gains	(364)	(43,704)	(41,171)	(55,169)

Non-GAAP – operating profit before restructuring charges and timberland gains	$2,320	$109	$9,666	$6,984

GREIF, INC. AND SUBSIDIARY COMPANIES

GAAP TO NON-GAAP RECONCILIATION (CONTINUED)

UNAUDITED

(Dollars in thousands)

	July 31, 2006	October 31, 2005	July 31, 2005
GAAP – long-term debt	$419,984	$430,400	$404,682
Short-term borrowings	21,992	17,173	26,050
Cash and cash equivalents	(167,651)	(122,411)	(70,810)

Non-GAAP net debt	$274,325	$325,162	$359,922